AMERICAN GENERAL CORPORATION
               FORM 10-Q
  For the Quarter Ended June 30, 1994





                                                                  Exhibit 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            CONSOLIDATED OPERATIONS
                                  (Unaudited)
                                ($ in millions)


                                           Six Months Ended      Quarter Ended
                                               June 30,             June 30,
                                           1994        1993      1994     1993

Income before income tax expense and
  cumulative effect .....................  $500        $457      $247     $234
Fixed charges deducted from income
  Interest expense ......................   246         246       126      123
  Implicit interest in rents ............     8           8         4        4
    Total fixed charges deducted from
      income ............................   254         254       130      127
Earnings available for fixed charges ....  $754        $711      $377     $361

Fixed charges per above .................  $254        $254      $130     $127
Capitalized interest ....................     8           8         4        4
    Total fixed charges .................  $262        $262      $134     $131

Ratio of earnings to fixed charges ......  2.9X        2.7X      2.8X     2.8X
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     AMERICAN GENERAL CORPORATION
               FORM 10-Q
  For the Quarter Ended June 30, 1994





                                                                  Exhibit 12.2



               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             CONSOLIDATED OPERATIONS, CORPORATE FIXED CHARGES ONLY
                                  (Unaudited)
                                ($ in millions)


                                           Six Months Ended     Quarter Ended
                                               June 30,            June 30,
                                           1994        1993     1994     1993

Income before income tax expense and
  cumulative effect .....................  $500        $457     $247     $234
Corporate fixed charges deducted from
  income - corporate interest expense ...    60          61       29       31
Earnings available for fixed charges ....  $560        $518     $276     $265

Ratio of earnings to fixed charges ......  9.4X        8.4X     9.4X     8.5X






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     AMERICAN GENERAL CORPORATION
               FORM 10-Q
  For the Quarter Ended June 30, 1994





                                                                  Exhibit 12.3


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        AMERICAN GENERAL FINANCE, INC.
                                  (Unaudited)
                                ($ in millions)


                                            Six Months Ended    Quarter Ended
                                                June 30,           June 30,
                                            1994        1993    1994     1993
Income before income tax expense and
  cumulative effect .....................   $184        $167    $ 98     $ 90
Fixed charges deducted from income
  Interest expense ......................    193         191     100       95
  Implicit interest in rents ............      5           5       2        3
    Total fixed charges deducted from
      income ............................    198         196     102       98
Earnings available for fixed charges ....   $382        $363    $200     $188

Ratio of earnings to fixed charges ......   1.9X        1.9X    2.0X     1.9X

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